Exhibit 10.14

January 10, 2003

Mr. Robert Krakauer

7851 Perry Lane

Pleasanton, CA 94588

Dear Bob:

On behalf of ChipPAC Inc., I am pleased to confirm your compensation increase. You will continue in your position of Senior Vice President and Chief Financial Officer, reporting to Dennis McKenna, President and Chief Executive Officer.

In this position, your increased compensation will include:

•	Effective January 1, 2003, an annual base salary of $275,000 (two hundred seventy-five thousand dollars) to be paid on a semi-monthly basis.

•	You will continue to participate in the Short Term Incentive (STI) Plan with a revised target payout rate of 80% of your annual base salary. This revised rate will be effective January 1, 2003. The payout will be in accordance with the plan guidelines as established each year.

ChipPAC continues to recognize the traditional Employment-At-Will doctrine between an employer and an employee, which means that either party has the right to terminate the employment relationship at any time with or without cause or notice. Similarly, we both agree that any dispute arising with respect to your employment, the termination of that employment, including any alleged breach of contract claims or breach of covenant of good faith and fair dealing related to your employment at ChipPAC shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association.

This letter and the Agreement of November 15, 1999 contain the entire agreement with respect to your employment and supersede any other agreements regarding your employment status. No ChipPAC representative, with the exception of ChipPAC’s President or Human Resources has any authority to modify or enter into an agreement or modification, express or implied, contrary to the foregoing.

Sincerely,

/s/    Connie Fredrickson-Bray

Vice President, Human Resources